UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

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CHYRON CORPORATION
(Name of Registrant as Specified In Its Charter)

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CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747
(631) 845-2000

April 11, 2003

Dear Shareholders:

On behalf of the Board of Directors and management of Chyron Corporation (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders to be held on Thursday, May 22, 2003, at 9:30 a.m., at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, 10th Floor, New York, N.Y. 10022.

The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, the directors and executive officers of the Company will be present to respond to any questions that you may have. Accompanying the attached Proxy Statement is the Company's Annual Report for 2002. This report describes the financial and operational activities of the Company.

Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying envelope as promptly as possible. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

We look forward to greeting our shareholders at the meeting.

Sincerely,

/s/ Michael Wellesley-Wesley
Michael Wellesley-Wesley
President, Chief Executive
Officer and Director

CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2003

TO THE SHAREHOLDERS OF
CHYRON CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Chyron Corporation, a New York corporation (hereinafter the "Company"), will be held at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, 10th Floor, New York, NY 10022 on Thursday, May 22, 2003 at 9:30 a.m. for the following purposes:

1. To elect seven (7) directors of the Company to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 31, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the Annual Meeting. The list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Company's offices at 5 Hub Drive, Melville, New York, 11747, for ten (10) days prior to May 22, 2003.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. You may revoke your proxy at anytime before it is voted.

By Order of the Board of Directors,

/s/ Robert S. Matlin, Esq.
Robert S. Matlin, Esq.,
Secretary
Melville, New York
April 11, 2003

YOUR VOTE IS IMPORTANT, ACCORDINGLY, WE URGE YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

CHYRON CORPORATION

TABLE OF CONTENTS

CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

PROXY STATEMENT

For Annual Meeting of Shareholders
to be Held on May 22, 2003

Approximate Mailing Date of Proxy Statement and Form of Proxy: April 11, 2003.

INFORMATION CONCERNING VOTE

General

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Chyron Corporation, a New York corporation (hereinafter, the "Company"), for use at the annual meeting of shareholders to be held on Thursday, May 22, 2003, at 9:30 a.m., and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, 10th Floor, New York, N.Y. 10022.

Voting Rights and Outstanding Shares

Only shareholders of record at the close of business on March 31, 2003 are entitled to notice of and to vote at the Annual Meeting. At the close of business on February 28, 2003, 39,584,338 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock entitles the record holder thereof to one (1) vote on all matters properly brought before the Annual Meeting.

Revocability of Proxies

A shareholder who executes and mails a proxy in the enclosed return envelope may revoke such proxy at any time prior to its use by notice in writing to the Secretary of the Company, at the above address, or by revocation in person at the Annual Meeting. Unless so revoked, the shares represented by duly executed proxies received by the Company prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the shareholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted FOR the election as directors of the nominees named below under the caption "ELECTION OF THE BOARD OF DIRECTORS." In their discretion, the proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Annual Meeting that the Board of Directors of the Company does not know a reasonable time prior to this solicitation will be presented at the Annual Meeting.

Voting Procedures

All votes shall be tabulated by the inspector of elections appointed for the Annual Meeting, who shall separately tabulate affirmative and negative votes, abstentions and broker-dealer non-votes. The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer non-votes are not counted for quorum purposes.

Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from a particular nominee or nominees will not affect the outcome of the Annual Meeting.

ELECTION OF THE BOARD OF DIRECTORS

The Board of Directors has nominated seven (7) persons to be elected as Directors at the Annual Meeting and to hold office until the next annual meeting or until their successors have been duly elected and qualified. It is intended that each proxy received by the Company will be voted FOR the election, as directors of the Company, of the nominees listed below, unless authority is withheld by the shareholder executing such proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

Director Nominees

The following table sets forth certain information with respect to the nominees for directors:

Director of the
Name	Company Position and Offices Held	Company Since

Donald P. Greenberg	Director	September, 1996

Roger Henderson	Director	February, 1999

Christopher R. Kelly	Director, Member of the Audit Committee	August, 1999

Wesley W. Lang, Jr.	Chairman of the Board of Directors, Member of the Executive Committee of the Board of Directors, Member of the Office of the Chairman, Chairman of the Compensation and Stock Option Committee	July, 1995

Joan Y. McCabe	Director, Member of the Audit Committee, Member of the Compensation and Stock Option Committee	December, 2002

Eugene M. Weber	Director, Chairman of the Audit Committee	July, 1995

Michael I. Wellesley-Wesley	President and Chief Executive Officer, Director, Chairman of the Executive Committee of the Board of Directors, Member of the Office of the Chairman	May, 1995

Mr. Charles M. Diker, who has been a member of the Board of Directors since July 1995 and served on its Audit and Compensation and Stock Option Committees, has decided not to stand for reelection. The Company thanks Mr. Diker for his many years of service to the Company.

Donald P. Greenberg, age 69, is the Jacob Gould Schurman Professor of Computer Graphics and Founding Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is also a member of the Board of Directors of Interactive Data Corporation, a provider of various financial data and proprietary information, and PCA International, an operator of portrait studios.

Roger Henderson, age 46, is a consultant. He served as the Company's President and Chief Executive Officer from June 1999 to February 2003. Prior to this position, he served as the Managing Director of Chyron Pro-Bel since April 1996. From 1987 to March 1996, he was Software Director of Pro-Bel and Managing Director of Pro-Bel Software Ltd.

Christopher R. Kelly, age 43, has been the owner of Fortuna Investments since 1997, where he specializes in private investments and venture capital.

Wesley W. Lang, Jr., age 45, has served as Chairman of the Board of Directors of the Company since February 2002 and is a private investor. Until June 2002 he was a Managing Director with Weiss, Peck & Greer, with which firm he had been associated since 1985.

Joan Y. McCabe, age 47, is a General Partner of Brynwood Partners IV, L.P., a private equity firm, a position she has held since 1999. Ms. McCabe is also a director of Tomsed Corporation, G&T Conveyor Company, Inc., Best Friends Pet Care and American Community Newspapers. Prior to 1999 she was a General Partner of McCabe, Mihtz & Co., a financial advisory firm.

Eugene M. Weber, age 52, is the Managing Partner of Weber Capital Management, L.L.C., an investment management firm which in 2000 succeeded Bluewater Capital Management, Inc., which Mr. Weber founded in 1995.

Michael I. Wellesley-Wesley, age 50, is the Company's President and Chief Executive Officer, a position he has held since February 2003. Prior to this, he served as a consultant to the Company from July 2001. He formerly held the position of Chairman of the Board of Directors through February 2002 and previously served as Chief Executive Officer of the Company from July 1995 through June 1997. He was a Managing Director of Soundview Ventures from 1999 to 2001. From 1997 through 1999 he was an independent consultant.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors held five (5) meetings during 2002. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. The Executive Committee, which consists of Messrs. Lang and Wellesley-Wesley, meets on a more frequent basis to discuss operational and strategic needs of the Company. Other members of the Board attend these meetings on an ad hoc basis.

The Compensation and Stock Option Committee is authorized to review and make recommendations to the Board of Directors on all matters regarding the remuneration of the Company's executive officers, including the administration of the Company's compensation plans. The current members of the Compensation and Stock Option Committee are Ms. McCabe and Mr. Lang. The Committee held six (6) meetings during 2002.

The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of the Company's independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor and determining the nature and extent of problems, if any, presented by such audit warranting consideration by the Board. The current members of the Audit Committee are Ms. McCabe and Messrs. Kelly and Weber, each of whom is an "independent director" as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc. The Committee held four (4) meetings during 2002.

Executive Officers

In addition to Mr. Wellesley-Wesley, the executive officers of the Company are as follows:

Jerry Kieliszak - Chief Financial Officer and Senior Vice President, age 50. Mr. Kieliszak joined the Company in March 2002 as Chief Financial Officer and Senior Vice President. From 2000 to 2001 he was Chief Financial Officer and Executive Vice President of CoreCommerce, a business-to-business e-commerce software developer. From 1989 to 2000, Mr. Kieliszak was Chief Financial Officer and Vice President of ABT Corporation, an international enterprise project management software development company.

Michael Knight - Senior Vice President, Strategic Business Development, age 42. Mr. Knight has served as the Company's Senior Vice President, Strategic Business Development since February 2003. Prior to this, he served as General Manager of the Company's Pro-Bel Division from April 2001. Mr. Knight joined Chyron in October 1996 as Finance Director of the Pro-Bel Group and in June 1999 also assumed responsibility for Pro-Bel's Human Resources and MIS functions.

James M. Paul - Executive Vice President and President of the Company's Graphics Division, age 59. Mr. Paul joined the Company as Senior Vice President, Human Resources in October 1997. He became Executive Vice President and General Manager, Graphics Division, in January 2001. In February 2003 he was named President of the Graphics Division. From February 1995 through September 1997 he held the position of Senior Vice President, Human Resources with TELE-TV.

Graham Pitman - Senior Vice President and Managing Director of the Company's Pro-Bel Division, age 52. Mr. Pitman was appointed Managing Director of the Company's Pro-Bel Division in February 2003. Prior to this he was Senior Vice President of Worldwide Sales & Marketing from April 2001. From 1999 to April 2001 he served as Senior Vice President and Managing Director of the Pro-Bel Division. He joined Pro-Bel Ltd. in 1977 as a Founding Director and, upon its acquisition by Chyron in 1996, served as Operations Director and later General Manager of the Pro-Bel Hardware Division until 1999.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers serving as such at December 31, 2002, whose compensation exceeded $100,000 for the years indicated. No other executive officer of the Company earned a salary and bonus for the year ended December 31, 2002 in excess of $100,000.

		Annual Compensation			Long Term Compensation
				Other	Restricted	Securities	All Other
Name and Principal				Annual	Stock	Underlying	Compensation
Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(2)	Options	(3)

Roger Henderson	2002	$296,217	$0	$15,016	$0	0	$0
President, Chief Executive	2001	293,089	0	13,781	0	150,000	0
Officer and Director	2000	297,139	37,500	13,414	37,500	90,000	0

Jerry Kieliszak	2002	121,731	8,438	0	0	125,000	1,269
Chief Financial Officer	2001	0	0	0	0	0	0
and Senior Vice President	2000	0	0	0	0	0	0

Michael Knight	2002	134,692	5,977	15,016	0	40,000	0
Senior Vice President,	2001	122,371	0	13,781	0	30,000	0
Strategic Business	2000	109,446	6,881	13,414	0	20,833	0
Development

James M. Paul	2002	192,115	0	11,050	0	75,000	2,326
Executive Vice President	2001	192,171	0	10,200	0	60,000	2,100
and President of Graphics	2000	163,950	15,050	7,700	15,050	45,000	2,000
Division

Graham Pitman	2002	170,893	12,067	15,016	0	50,000	0
Senior Vice President	2001	156,832	0	13,781	0	60,000	0
and Managing Director	2000	152,661	4,875	13,414	4,651	35,000	0
of Pro-Bel Division

(1) Excluded from bonus compensation for Mr. Paul for 2002 is the bonus amount of $12,488, which he declined and will be added to the Graphics division employee bonus pool. The 2000 bonus amount for Messrs. Henderson, Paul and Pitman was payable partly in cash and partly in restricted stock which cannot be sold for a period of two years from March 22, 2001, the date the shares were issued. Messrs. Henderson, Paul and Pitman were awarded 32,895, 13,202 and 4,079 shares, worth $37,500, $15,050 and $4,651, respectively, on the date the shares were issued at a price of $1.14 per share. At December 31, 2002, these shares were valued at $8,553, $3,433 and $1,061, respectively, based on the closing price of $0.26 per share on the OTC Bulletin Board.

(2) Other Annual Compensation includes automobile allowances. Excluded for Mr. Paul is deferred salary of $31,154 for 2002 and $21,346 for 2001 which is payable only upon his involuntary termination for other than cause. Other annual compensation also excludes deferred salary for 2002 and 2001 for Mr. Henderson, who relinquished his right to such deferred salary upon his resignation in February 2003.

(3) All Other Compensation includes Company matching contributions under the Company's 401(k) plan for Messrs. Kieliszak and Paul.

Stock Option Grants

Set forth below is information on grants of stock options under the Chyron 1999 Incentive Compensation Plan (the "Incentive Compensation Plan") for the named executive officers for the period January 1, 2002 to December 31, 2002.

	Option Grants in Last Fiscal Year
	Individual Grants
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration	Grant Date
	Granted	Fiscal Year	Per Share	Date	Present Value

Roger Henderson	-	-	-	-	-

Jerry Kieliszak	75,000	5.9%	$0.61	05/23/2012	$36,750
	50,000	3.9%	0.27	12/13/2012	11,000

Michael Knight	40,000	3.1%	0.27	12/13/2012	8,800

James M. Paul	75,000	5.9%	0.27	12/13/2012	16,500

Graham Pitman	50,000	3.9%	0.27	12/13/2012	11,000

All options reported above were awarded under the 1999 Incentive Compensation Plan. The Company has not granted any stock appreciation rights. Pursuant to the terms of the Plan, the exercise price per share for all options is the closing price of the Common Stock as quoted on the OTC Bulletin Board on the date of grant.

"Grant Date Present Value" is determined under the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The factors used in this model are as follows: dividend yield = 0.0%; volatility = 123.2% to 125.7%; risk-free interest rate = 4.23% to 2.74% and expected option term of 4 years. The actual value, if any, an executive officer may realize will depend on the extent to which conditions as to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive officer will be consistent with the value estimated by the Black-Scholes model. The estimated values under the model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Incentive Compensation Plan which cannot be transferred.

Fiscal Year End Option Values

The named executive officers of the Company did not exercise any options during the fiscal year ended December 31, 2002. The following table sets forth information concerning the number of options owned by the named executive officers and the value of any in-the-money unexercised options held by the named executive officers at December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable

Roger Henderson	-	-	582,500	67,500	$0	$0

Jerry Kieliszak	-	-	0	125,000	0	0

Michael Knight	-	-	96,721	60,779	0	0

James M. Paul	-	-	157,499	102,501	0	0

Graham Pitman	-	-	170,333	79,667	0	0

Pension Plans

The Company maintains a domestic, qualified non-contributory defined benefit pension plan (the "U.S. Pension Plan") for all employees of Chyron Corporation. Under the U.S. Pension Plan, a participant retiring at normal retirement age receives a pension benefit equal to the sum of: (i) 25% of his or her average monthly total compensation up to the level of social security covered compensation plus 38% of such compensation in excess of social security covered compensation for years of service prior to July 1, 1998 and (ii) 32% of his or her average monthly base compensation up to the level of social security covered compensation plus 48% of such compensation in excess of social security covered compensation for years of service subsequent to July 1, 1998. The portion of the benefits described in (i) will be reduced if the participant has less than 35 years of service at retirement and in (ii) if the participant has less than 20 years of service at retirement. Normal retirement under the plan is the later of age 65 or the date he or she completes 5 years participation in the plan. A participant's average monthly compensation is his or her monthly compensation averaged during the five consecutive years during the ten-year period prior to his or her termination that produces the highest average monthly compensation.

Participants in the U.S. Pension Plan vest according to the following schedule:

Employees Hired Prior to July 1, 1998		Employees Hired on or After July 1, 1998

Years of Service	Amount Vested	Years of Service	Amount Vested

Less than 2	0%	Less than 5	0%
2	20%	5 or more	100%
3	40%
4	60%
5 or more	100%

As of December 31, 2002, the number of years of service and amount vested for named executive officers subject to the U.S. pension plan is as follows: Mr. Paul, 5 years, 100% vested; Mr. Kieliszak, 0 years, 0% vested. Mr. Kieliszak is not eligible to participate in the plan until July 1, 2003, is subject to the vesting schedule for employees hired after June 1998 and must complete five years of credited service from July 1, 2003 before earning any vested rights to pension plan benefits. Mr. Paul is subject to the vesting schedule for employees hired prior to July 1998.

The following table shows the aggregate annual benefits under the U.S. Pension Plan as now in effect that would be currently payable to participants retiring at age sixty-five on a single-life basis under various assumptions as to salary and years of service. Benefits under the U.S. Pension Plan are payable in the form of a monthly, lifetime annuity commencing on the later of normal retirement age or the participant's date of retirement, or, at the participant's election, in a lump sum or installment payments. The amounts shown reflect the level of social security covered compensation for a participant reaching age 65 in 2002. In addition, the participant is entitled to receive social security benefits. The Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended, limit the annual retirement benefit that may be paid out of funds accumulated under a qualified pension plan. The current maximum annual benefit payable under the U.S. Pension Plan is $160,000. This maximum is proportionately reduced for years of plan participation less than ten. Compensation in excess of $200,000 may not be taken into account in the determination of benefits under the U.S. Pension Plan.

U.S. Pension Plan Table

Highest Consecutive Five-Year Average	Years of Credited Service at Retirement at Age 65
Compensation During the Last Ten Years
Of Employment	10	20	30	35

$ 50,000	$ 5,100	$10,100	$15,200	$17,700
100,000	11,900	23,800	35,700	41,700
150,000	18,800	37,500	56,300	65,700
160,000	20,100	40,300	60,400	70,500
170,000	21,500	43,000	64,500	75,300
200,000	25,600	51,300	76,900	89,700

The Company's U.K. subsidiary, Pro-Bel, has a non-contributory defined benefit pension plan (the "U.K. Pension Plan") covering all permanent employees of Pro-Bel who were hired prior to September 1, 1999. Under the U.K. Pension Plan, a participant retiring after working 40 years with Pro-Bel will receive 66.66% of his or her basic earnings averaged over the last thirty-six (36) months of employment. This pension benefit is in addition to the U.K. government's basic and earnings related pension. Benefits vest on a pro rata basis following completion of two (2) years of membership. A spouse's pension of 50% of the member's pension is payable on the death of the plan member whether in service or following retirement. As of December 31, 2002, Messrs. Henderson, Knight and Pitman, participants in the U.K. Pension Plan, have 17 years, 5 years and 22 years of credited service, respectively.

In addition, a Group Personal Pension Plan (the "UK Pension Plan 2000") was established effective September 1, 1999 for all employees hired on or after that date and for those employees who were not then members of the "UK Pension Plan." Under this defined contribution plan. each member has an individual account within the plan and the company contributes annually an amount equal to 8% of the employee's salary into their individual fund within the group plan. The responsibility for the choice of investments lies with the employee and, at age 65, the funds can be used to purchase an individual annuity. This pension benefit is in addition to the U.K. government's basic and earnings related pension.

Directors' Compensation

Directors of the Company who are also salaried officers or employees of the Company do not receive special or additional compensation for serving on the Board of Directors or any of its committees. Each director who is not a salaried officer or employee of the Company receives an annual fee of $5,000 (except for the Chairman who receives an annual fee of $10,000), plus $1,000 for attending each meeting of the Board of Directors and $500 for attending each meeting of the Committees of the Board. In addition, each non-employee director receives, on the last trading day of July each year, options to purchase 5,000 shares of Common Stock at an exercise price equal to the market value on the last trading day of each July. These options are immediately exercisable and expire ten years from date of grant.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Mr. Wellesley-Wesley was named the Company's President and Chief Executive Officer effective February 21, 2003 (the "hire date"). The Company has an employment agreement with Mr. Wellesley-Wesley that commenced on the hire date and continues for a period of one year (the "employment term"). The employment term may be extended for a one-year period upon both parties' consent. As compensation for his services, he receives a base salary of $280,000 per annum, is eligible for an annual incentive bonus based on achievement of criteria and in an amount to be determined at the sole discretion of the Compensation and Stock Option Committee and, received on his hire date a stock option grant entitling him to purchase 150,000 shares of the Company's Common Stock at an exercise price of $0.22 per share. The exercise price was determined based on the closing market price of the Company's stock on the date of grant, which was his hire date. The options expire ten years from date of grant and vest at the rate of 12,500 on the first of each month beginning March 1, 2003 and ending on February 1, 2004. The options are subject to acceleration if he is terminated for other than cause in which case the options shall remain exercisable for their remaining term. The agreement contains severance provisions with respect to his termination for other than cause before October 1, 2003 or after September 30, 2003. In the first case he would be entitled to receive base salary through September 30, subject to a one month minimum, and all benefits to which he is entitled for the severance period as well as any accrued but unpaid salary or incentive bonus. In the second case he would be entitled to base salary and benefits for one month following termination and any unpaid salary or incentive bonus. The agreement also contains non-competition, patents and copyrights and confidential information provisions. Mr. Wellesley-Wesley continues to serve as a member of the Board of Directors, however payments to him as an outside director ceased effective with his hire date.

Mr. Henderson resigned as the Company's President and Chief Executive Officer effective February 21, 2003 (the "separation date") but has agreed to remain on the Company's Board of Directors. As an outside Director he will be compensated as is any other outside Director. Under the terms of his departure: (i) he agreed to provide consulting services to the Company for a period of two months from his separation date at a fee of $15,000 per month, which fee will be reduced proportionately if he accepts full-time employment with another company during that time; (ii) the Company will provide health and life insurance benefits for that period; (iii) he is eligible to receive a bonus upon the close on or before April 11, 2003, of any transaction constituting a sale of the Company if such transaction was introduced to the Company on or before his separation date, with such bonus to vary between one-quarter of one percent (0.25%) and one-half of one percent (0.50%) of the gross sales price obtained in any such transaction; and, (iv) the time period to exercise options to purchase 150,000 shares of Common Stock at $0.55 per share, which options were fully vested at his separation date, was extended to February 28, 2005. All remaining options which he had not exercised by his separation date were cancelled. In return, Mr. Henderson agreed to continue to be bound by the non-competition, patents and copyrights and confidential information provisions of his former employment agreement.

The Company has an employment agreement with Mr. Paul, Executive Vice President and President of the Graphics Division. This agreement was renewed by approval of the Compensation and Stock Option Committee in August 2002 and was extended to October 31, 2003. Mr. Paul is entitled to receive an annual base salary of $215,000, and is eligible for an incentive bonus of up to 30% of his base salary, subject to the achievement of certain annual performance criteria set by the Compensation and Stock Option Committee, and receives an automobile allowance of $850 per month. Mr. Paul voluntarily reduced his annual salary to $185,000 per annum effective April 1, 2001, which reduction has continued since and the cumulative amount of which is referred to as the "cumulative reduced amount." The cumulative reduced amount totals $52,500 through the end of 2002. Concurrent with the renewal of Mr. Paul's agreement in August 2002, the Compensation and Stock Option Committee resolved that his reduction in base salary is extended to October 31, 2003. If Mr. Paul is terminated without cause, whether or not his employment agreement is then in effect, he is entitled to receive the cumulative reduced amount as of that date in addition to any other severance benefits to which he may then be entitled. Mr. Paul is entitled to participate in all employee benefit plans and programs made available to all senior executives of the Company as a group, on a basis which is no less favorable than is made available to any other senior executive of the Company. If, while the employment agreement is in effect, Mr. Paul is terminated without cause, he is entitled to: (i) base salary, (ii) incentive bonus, or pro-rata portion thereof, as would be due under the agreement had the termination not occurred, and (iii) all benefits to which he is entitled under the agreement, all for the period equal to the lesser of 18 months from the date of termination or the balance of his employment agreement. The agreement contains certain non-compete restrictions.

The Company has an employment agreement with Mr. Pitman, Senior Vice President and Managing Director of the Pro-Bel Division. The agreement remains in effect until such time if any that Mr. Pitman is provided written notification by the Company. The required notice period is one year, which provides Mr. Pitman with twelve months of severance benefits. Under the agreement, Mr. Pitman is entitled to receive, in addition to a base salary, an incentive bonus of up to 35% based on achievement of criteria set by the Compensation and Stock Option Committee, and is provided with an automobile allowance that is currently British pounds sterling 9,504 ($15,016 at February 28, 2003) annually. The agreement also contains provisions related to restrictions on competition, protection of the Company's intellectual property rights, non-solicitation and confidentiality.

Messrs. Kieliszak, Knight, Paul and Pitman are participants in the Company's Executive Retention Program. This program was implemented in July 2001, originally was to expire December 31, 2002 and was extended to December 31, 2003. The program is intended to encourage executives and other key employees to actively support the sales process in the event of a sale of a part or all of the Company. Under the program the named executive officers are entitled to the following benefits:

  Loyalty Options: Mr. Knight was granted 30,000 loyalty options, and Messrs. Paul and Pitman each were granted 60,000 loyalty options, in July 2001, which vested in January 2002, six months from the date of grant.

  Loyalty Bonus: Messrs. Kieliszak, Knight, Paul and Pitman are each eligible to receive a loyalty bonus equal to 3 months base salary. The loyalty bonus will be payable as of (i) the date the Company is sold, or (ii) the date any participant transfers to a successor company or (iii) the date any participant is terminated involuntarily.

  Annual Bonus: Messrs. Kieliszak, Knight, Paul and Pitman are entitled to receive the prorated portion of their actual annual bonus paid from the prior year in the event they transfer to a successor company or are involuntarily terminated.

  Severance Benefits: Messrs. Kieliszak, Knight, Paul and Pitman are entitled to receive severance benefits under the program as follows:

    Mr. Kieliszak is entitled to receive three months severance in addition to his existing severance of three months. Severance consists of base salary and Company paid COBRA benefits for the severance term.

    Mr. Knight is eligible to receive a total of six months of severance, inclusive of four to five months that he is entitled to outside of the program. His severance arrangement includes payment of base salary and benefits for the severance period.

    Mr. Paul is eligible to receive severance in accordance with the terms of his employment agreement, described above, for a period of the remainder of his agreement up to 18 months, or nine months, whichever is the greater.

    Mr. Pitman is eligible to receive severance in accordance with the terms of his employment agreement, described above, for a period of twelve months.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Ms. McCabe and Mr. Lang currently serve on our Compensation and Stock Option Committee. Ms. McCabe joined the compensation committee in December 2002 and Mssrs. Diker and Wellesley-Wesley served on the compensation committee during 2002 and until their resignation from the committee in March 2003. No executive officer served as a director of another entity or as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our board of directors or on our Compensation and Stock Option Committee.

Mr. Wellesley-Wesley, a member of the Office of the Chairman and Chairman of the Executive Committee of our Board of Directors, served as our President and Chief Executive Officer from July 1995 through June 1997 and was named President and Chief Executive Officer again in February 2003. During 2002, Mr. Wellesley-Wesley was paid a $15,000 monthly consulting fee and was assigned a company automobile. He provided consulting services in exploring strategic alternatives for the Company and provided services as Chairman of the Executive Committee and as a member of the Office of the Chairman. Mr. Wellesley-Wesley continued to receive the above compensation arrangement until he was named President and Chief Executive Officer on February 21, 2003.

COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

It is the duty of the Compensation and Stock Option Committee to develop, administer and review the Company's compensation plans, programs and policies, to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board of Directors relating to executive compensation.

The Company's compensation program is intended to motivate, retain and attract management, linking incentives to financial performance and enhanced shareholder value. The program's fundamental philosophy is to tie the amount of compensation "at risk" for an executive to his or her contribution to the Company's success in achieving superior performance objectives.

The compensation program for executive officers consists of three components: (1) a base salary; (2) the potential for an annual bonus of up to 25% for Messrs. Kieliszak and Knight, 30% for Mr. Paul, and 35% for Mr. Pitman, based upon the satisfaction of certain performance criteria set annually by the Compensation Committee for each position, and (iii) an annual automobile allowance for Messrs. Knight, Paul and Pitman.

The bonus criteria may relate to overall Company performance, the individual executive's performance or a combination of the two, depending upon the particular position at issue. The bonus component constitutes the "at risk" portion of the compensation program. Additionally, employees are eligible to receive awards pursuant to the Company's Incentive Compensation Plan (stock option plan).

All amounts paid or accrued during fiscal year 2002 for executive officers under the above-described compensation program are included in the table found in the section captioned "Summary Compensation Table."

Members of The Compensation and
Stock Option Committee

Wesley W. Lang, Jr., Chairman
Joan Y. McCabe

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee's primary responsibilities fall into three broad categories:

    first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;

    second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and any other services being provided to the Company, and their related fees; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No.1);

    third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

The responsibilities of the Audit Committee are described in more detail in the charter of the Audit Committee, a copy of which was attached as Appendix A to the Company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 3, 2001.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met four (4) times during 2002.

In overseeing the preparation of the Company's annual financial statements, the Audit Committee met with both management and the Company's outside auditors to review the scope of and discuss the results of the audit and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Company's outside auditors, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP, their fees for audit and non-audit related services, and matters relating to its independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee considered whether their provision of non-audit services is compatible with maintaining their independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Eugene M. Weber, Chairman Christopher R. Kelly Joan Y. McCabe

Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP ("PwC") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q in 2002 were $348,600.

Financial Information Systems Design and Implementation Fees. There were no fees billed by PwC for professional services rendered for information technology services relating to financial information systems design and implementation during 2002.

All Other Fees. The aggregate fees billed by PwC for services rendered to the Company for the fiscal year ended December 31, 2002, other than for services described above under "Audit Fees" above, were $89,400.

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five years ended December 31, 2002 with the cumulative total return on the Russell 2000 Index and a peer group selected by the Company consisting of businesses engaged in supplying equipment to the broadcast and video industry. The comparison assumes $100 was invested on December 31, 1997 in the Common Stock of the Company and in each of the foregoing indices and assumes reinvestment of dividends.

The businesses included in the Company-selected peer group are: Avid Technology Inc., Pinnacle Systems Inc., and Leitch Technology Corp. The returns of each component issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization.

The table above reflects the one-for-three reverse stock split of its Common Stock that the Company effected on February 7, 1997. On February 28, 2003, 39,584,338 shares of Common Stock were outstanding.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2003, certain information about all persons who, to the Company's knowledge, were beneficial owners of 5% or more of Common Stock of the Company (1).

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(2)	Class(2)(3)

HJH Partners, L.L.C. (4)	8,003,163	19.41%
Two Soundview Drive
Greenwich, CT 06830

WPG PE Fund Advisor, L.P. (5)	6,450,671	15.76%
One New York Plaza
New York, NY 10004

London Merchant Securities plc (6)	5,393,784	13.07%
Carlton House
33 Robert Adam Street
London, W1M 5AH
England, U.K.

Christopher R. Kelly (7)	4,762,308	11.02%
800 Fifth Avenue, Suite 1400
Seattle, WA 98104

Michael I. Wellesley-Wesley (8)	3,068,147	7.69%

Philip Greer (9)	2,938,485	7.31%
WPG Venture Partners III, L.P.
One New York Plaza
New York, NY 10004

Security Ownership of Management

The following table sets forth, as of February 28, 2003, certain information with respect to the beneficial ownership of each class of the Company's equity securities by each director and the named executive officers of the Company and all directors and executive officers of the Company as a group(1).

Name of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership (2)	Total (2)(3)

Christopher R. Kelly (7)	4,762,308	11.02%

Michael I. Wellesley-Wesley (8)	3,068,147	7.69%

Charles M. Diker (10)	746,506	1.88%

Roger Henderson (11)	390,595	*

Graham Pitman (12)	361,229	*

James M. Paul (13)	286,243	*

Wesley W. Lang, Jr. (14)	234,999	*

Eugene M. Weber (15)	168,591	*

Michael Knight (16)	146,721	*

Donald P. Greenberg (17)	31,666	*

Jerry Kieliszak	25,100	*

Joan Y. McCabe	0	*

All directors and executive officers
as a group (12 persons)	10,222,105	24.73%

* Less than one percent (1%).

(1) These tables are based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him/her.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options exercisable within 60 days of February 28, 2003 and warrants and conversion privileges held by that person that are exercisable or convertible at February 28, 2003, are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(3) In calculating the percent of the outstanding shares of Common Stock, 39,584,338 shares of Common Stock which were outstanding on February 28, 2003, as well as, where applicable, all shares issuable on the exercise of stock options within 60 days of February 28, 2003, the conversion of debentures and notes (including accrued interest as of February 28, 2003 payable in additional convertible debentures and convertible notes) and the exercise of warrants as of February 28, 2003 held by the particular beneficial owner that are included in the column to the left of this column, are deemed to be outstanding.

(4) HJH Partners, L.L.C. is the managing partner for WPG PE Fund Advisor, L.P. ("PEF") and WPG PE Fund Advisor (Overseas), L.P. ("Overseas"). PEF serves as the fund investment advisor to and beneficially owns 6,450,671 shares held by WPG Corporate Development Associates IV, L.L.C. ("CDA IV"), including 1,150,348 and 185,257 which may be acquired upon the conversion of presently exercisable debentures and warrants, respectively. Overseas serves as the fund investment advisor to and beneficially owns 1,552,492 shares held by WPG Corporate Development Associates IV (Overseas), L.P. ("CDA Overseas"), including 274,763 and 44,343 which may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively. PEF and Overseas disclaim beneficial ownership of such shares, except to the extent of their interests in CDA IV and CDA Overseas, respectively.

(5) HJH Partners, L.L.C. is the managing partner of PEF, which serves as the fund investment advisor to and beneficially owns 6,450,671 shares held by WPG Corporate Development Associates IV, L.L.C. ("CDA IV"), including 1,150,348 and 185,257 which may be acquired upon the conversion of presently exercisable debentures and warrants, respectively. PEF disclaims beneficial ownership of such shares, except to the extent of its interest in CDA IV.

(6) Includes 3,935,891 shares beneficially owned by Westpool Investment Trust plc, of which 503,788, 819,271 and 80,229 may be acquired upon the conversion of presently convertible debentures, the conversion of notes and the exercise of warrants, respectively, and 1,457,893 shares beneficially owned by Lion Investments Limited, of which 237,277 and 37,828 may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively. These entities are wholly owned subsidiaries of London Merchant Securities plc.

(7) Includes 15,000 shares that may be acquired upon the exercise of presently exercisable options and 1,890,674, 1,474,689 and 268,571 shares that may be acquired upon the conversion of presently convertible debentures, the conversion of notes and the exercise of warrants, respectively.

(8) Includes 2,778,147 shares directly owned by Sun Life Pension Management and Paris Investments Limited and which Michael Wellesley-Wesley is deemed to be beneficial owner. Also includes 290,000 shares that may be acquired upon the exercise of presently exercisable options.

(9) Philip Greer is a managing partner to WPG Venture Partners III, L.P. ("WPGVP") which serves as the fund investment advisor of WPG Enterprise Funds II, L.L.C. ("Enterprise"), which beneficially owns 1,608,734 shares, of which 291,045 and 46,743 may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively, and Weiss, Peck & Greer Venture Associates III, L.L.C. ("WPGVA"), which beneficially owns 1,329,751 shares, of which 235,002 and 37,943 may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively.

(10) Mr. Diker directly owns 356,464 shares of Common Stock, indirectly owns 193,661 shares by family members and is the president of a Foundation that owns 40,000 shares of Common Stock. Also includes 59,999, 82,782 and 13,600 shares that may be acquired upon the exercise of presently exercisable options, the conversion of presently convertible debentures and the exercise of warrants, respectively. Mr. Diker disclaims beneficial ownership of 233,661 shares.

(11) Includes 150,000 shares that may be acquired upon the exercise of presently exercisable options and 65,542 shares that may be acquired upon the conversion of presently convertible notes.

(12) Includes 170,333 shares that may be acquired upon the exercise of presently exercisable options and 65,542 shares that may be acquired upon the conversion of presently convertible notes.

(13) Includes 157,499 shares that may be acquired upon the exercise of presently exercisable options and 65,542 shares that may be acquired upon the conversion of presently convertible notes.

(14) Includes 34,999 shares that may be acquired upon the exercise of presently exercisable options.

(15) Includes 34,999 shares that may be acquired upon the exercise of presently exercisable options and 10,921, 49,156 and 2,515 that may be acquired upon the conversion of presently convertible debentures, the conversion of notes and the exercise of warrants, respectively.

(16) Includes 96,721 shares that may be acquired upon the exercise of presently exercisable options.

(17) Includes 31,666 shares that may be acquired upon the exercise of presently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Wellesley-Wesley, a Director, member of the Office of the Chairman and Chairman of the Executive Committee of our Board of Directors, served as our President and Chief Executive Officer from July 1995 through June 1997 and was named President and Chief Executive Officer again in February 2003. During 2002, Mr. Wellesley-Wesley was paid a $15,000 monthly consulting fee and was assigned a company automobile. He provided consulting services in exploring strategic alternatives for the Company and provided services as Chairman of the Executive Committee and as a member of the Office of the Chairman. Mr. Wellesley-Wesley continued to receive the above fees and use of a company automobile for these services until he was named President and Chief Executive Officer on February 21, 2003.

In December 2001, the Company issued 12% Senior Subordinated Convertible Notes ("Senior Subordinated Notes") in the aggregate principal amount of $2.21 million. Certain directors, officers and beneficial owners of 5% or more of the Common Stock of the Company ("5% Shareholders") acquired Senior Subordinated Notes, including the following: London Merchant Securities plc, a 5% Shareholder, through its affiliate, acquired $250,000 principal amount; Christopher Kelly, a director and 5% Shareholder, acquired $450,000 principal amount; and Alan J. Hirschfield, then a director, through an affiliate, acquired $100,000 principal amount. On February 28, 2002, the Board of Directors resolved to amend the Senior Subordinated Notes such that the Company will only pay interest on the Senior Subordinated Notes by increasing the amount of principal owed thereunder.

In December 2001, the terms of the Company's outstanding Series A subordinated convertible debentures ("Series A debentures") and Series B subordinated convertible debentures ("Series B debentures") were amended to extend the maturity date of the Series A and B debentures from December 31, 2003 to December 31, 2004, increase the interest rate from 8% to 12%, and provide that until December 31, 2004, interest may be paid in the form of additional debentures, or in cash, at the Company's sole option. Certain directors, officers and 5% Shareholders had previously acquired Series A debentures, including the following: Weiss Peck & Greer, a 5% Shareholder then affiliated with Wesley Lang, a director, acquired through its affiliates $790,000 principal amount; London Merchant Securities plc, a 5% Shareholder, through its affiliates, acquired $273,000 principal amount; children and affiliates of Alan J. Hirschfield, then a director, acquired $90,000 principal amount; and Charles Diker, a director, acquired $39,000 principal amount. Certain directors, officers and 5% Shareholders had previously acquired Series B debentures, including the following: London Merchant Securities plc, a 5% Shareholder, through its affiliates, acquired $760,000 principal amount; Christopher Kelly, a director and 5% Shareholder, acquired $2,350,000 principal amount; Alan J. Hirschfield, then a director, through an affiliate, acquired $200,000 principal amount; Weiss Peck & Greer, a 5% Shareholder then affiliated with Wesley Lang, a director, acquired through its affiliates $1,960,000 principal amount; and Charles Diker, a director, acquired $80,000 principal amount. On February 28, 2002, the Company's board of directors resolved to pay interest on the Series A and Series B debentures only by increasing the amount of principal owed thereunder. In connection with the amendment to the Series A and Series B debentures, in December 2001, the Company issued warrants to holders of the amended Series A and Series B debentures to purchase an aggregate of 861,027 shares of Common Stock of the Company at an exercise price equal to $0.35 per share. The warrants are immediately vested and are exercisable through December 31, 2004.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnities") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorney's fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of the Company or as directors, officers, employees or agents of any other company or entity at the request of the Company. The Company will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the company, against the Company or any director or officer of the Company unless the Company consented to the initiation of such claim. The indemnity agreements require an Indemnitee to reimburse the Company for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Section 723(a) of the New York Business Corporation Law and the indemnity agreement, to indemnification for such expenses.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal year 2002, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

OTHER MATTERS ARISING AT THE ANNUAL MEETING

The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

SHAREHOLDER PROPOSALS

A shareholder of the Company who wishes to present a proposal for action at the Company's 2004 Annual Meeting of Shareholders must submit such proposal to the Company, in accordance with Rule 14-8 under the Securities Exchange Act of 1934. To be eligible for inclusion such proposal must be received by the Company, no later than December 11, 2003.

COST OF SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of the Company's Board of Directors. The cost of such solicitation will be paid by the Company. Such cost includes the preparation, printing and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report and form of proxy. The solicitation will be conducted principally by mail, although directors, officers and employees of the Company (at no additional compensation) may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held on record by such fiduciaries, and the Company may reimburse such persons for their reasonable expenses in so doing.

INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of PricewaterhouseCoopers LLP, which audited the Company's 2000, 2001 and 2002 financial statements, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K filed with the SEC, for the period January 1, 2002 through December 31, 2002, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of Twenty Cents ($0.20) per page or a minimum charge of Five Dollars ($5.00). Such written requests should be directed to Ms. Margaret Roed, Chyron Corporation, 5 Hub Drive, Melville, New York 11747. Each such request must set forth a good faith representation that, as of March 31, 2003, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. The Company incorporates herein the Annual Report by reference.

By Order of the Board of Directors,

/s/ Robert S. Matlin, Esq.
Robert S. Matlin, Esq.
Secretary

Melville, New York
April 11, 2003